Exhibit 10.1

TRI POINTE HOMES, INC.

2013 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED CASH AWARD AGREEMENT

TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), hereby grants to [                ] (the “Employee “) as of [                    , 20    ] (the “Grant Date”), pursuant to the terms and conditions of the TRI Pointe Homes, Inc. 2013 Long-Term Incentive Plan, as amended (the “Plan”), a performance-based cash award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used in this Agreement and not defined herein or set forth in Attachment A have the respective meanings given to them in the Plan.

1.    Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Employee accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company, or by approving this Agreement by electronic means in a manner that has been approved by the Company.

2.    Grant. The Company hereby grants to the Employee the Award, which entitles the Employee to earn a cash payment in an amount equal to the product of (a) the Cash Target Amount, and (b) the Percentage of the Award that Vests. Employee shall not be entitled to any privileges of ownership with respect to the cash subject to the Award unless and until, and only to the extent, such cash award becomes vested pursuant to Section 3 hereof.

3.    Performance Period and Vesting.

3.1    Performance-Based Vesting Conditions. The Award granted pursuant to this Agreement shall constitute a Performance Award (as defined in the Plan). Except as otherwise provided in this Section 3, if and to the extent that all or a portion of the Award (as determined in accordance with the provisions of this Section 3 and Attachment B) shall vest on the Vesting Date as a result of the Company satisfying the Performance Measures set forth in Attachment B to this Agreement over the Performance Period, the Employee shall become vested in the cash Award, or the applicable portion thereof, if any, on the Vesting Date, provided that the Employee remains continuously employed by the Company through the Vesting Date. As used herein, (i) the term “Performance Period” shall mean the one (1) year period beginning on January 1, 2015 and ending on December 31, 2015 and (ii) the term “Vesting Date” shall mean December 31, 2015. If the Performance Period is shortened pursuant to Section 3.2 as a result of a Change in Control, appropriate adjustments to the performance targets, performance periods and the determination of actual performance shall be made by the Committee in order to carry out the intent of this Agreement.

3.2    Change in Control and Acceleration. In the event a Change in Control occurs after the first day of the Performance Period but prior to the end of the Performance Period, the Performance Period shall terminate on the closing date of the Change in Control transaction and the following provisions shall apply:

3.2.1    If (a) the closing of the Change in Control transaction occurs during the Performance Period and before the Vesting Date, (b) the Employee remains continuously employed by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is not assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, the Award shall vest as of the date of the closing of the Change in Control, but only with respect to the amount of cash equal to the Change in Control Portion.

3.2.2    If (a) the closing of the Change in Control transaction occurs during the Performance Period and before the Vesting Date, (b) the Employee remains continuously employed by the Company through the date of the closing of the Change in Control transaction, and (c) the Award is assumed in full by the acquiring or successor company or its affiliate upon the closing of the Change in Control, or is otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction, the Award may become vested in accordance with the provisions of the last sentence of this Section 3.2.2, but only with respect to the amount of cash equal to the Change in Control Portion. If (i) the Employee remains continuously employed by the Company or its successor-in-interest or an affiliate thereof through the Vesting Date, such Change in Control Portion shall become fully effective as of the Vesting Date or (ii) the Employee suffers a Qualifying Termination before the Vesting Date, the Change in Control Portion shall become vested upon the effective date of such Qualifying Termination.

3.2.3    The right to receive the portion of the cash under the Award that does not vest in the event of a Change in Control pursuant to Sections 3.2.1 or 3.2.2 (i.e., the total amount of cash that could be issued under the Award less the amount of cash that becomes vested pursuant Sections 3.2.1 or 3.2.2) shall be cancelled and forfeited by the Employee for no consideration on the date of the Change in Control.

3.3    Termination of Employment; Death or Disability; Failure to Satisfy Performance Measures.

3.3.1    Except as otherwise provided in Section 3.2 or in Section 3.3.2, if the Employee’s employment terminates prior to the Vesting Date for any reason, then the entire Award shall be immediately forfeited by the Employee for no consideration and cancelled, effective as of the date of the Employee’s termination of employment.

3.3.2    If the Employee dies, Retires or becomes Disabled before the Vesting Date, the Pro-Rated Portion of the Award shall become vested upon the date of the Employee’s death or the date on which the Employee Retires or became Disabled, whichever occurs first. The balance of the Award shall be cancelled and forfeited by the Employee for no consideration effective as of the date of the Employee’s death or the date on which the Employee Retires or became Disabled, whichever occurs first.

3.3.3    If the Employee remains continuously employed by the Company through the Vesting Date, but the Cumulative EPS for the Company for the Performance Period does not equal or exceed the Maximum Performance Level, as set forth on Attachment B to this Agreement and the Employee thus does not become vested in 200% of the Cash Target Amount, then the right to receive any portion of the cash under the Award in which the Employee does not become vested pursuant to the Performance Measures set forth in said Attachment B shall be immediately forfeited by the Employee for no consideration and cancelled, effective as of the last day of the Performance Period.

4.    Delivery of Cash Payment. Subject to Section 6, within thirty (30) days after the determination of the Cumulative EPS for the Performance Period (or portion thereof if earlier terminated as a result of Change in Control), in whole or in part, but in no event later one-hundred and eighty (180) days after the Vesting Date, the Company shall deliver or cause to be delivered the vested portion of the cash under the Award, as calculated in accordance with this Agreement and Attachment B hereto. Prior to the payment to the Employee of the cash that has vested under the Award, the Employee shall have no direct or secured claim in any specific assets of the Company, and will have the status of a general unsecured creditor of the Company.

5.    Transfer Restrictions and Investment Representation.

5.1    Nontransferability of Award. The Award may not be transferred by the Employee other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, a trust or entity established by the Employee for estate planning purposes, a charitable organization designated by the Employee or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award in violation of this Agreement or the Plan and the Award and all rights hereunder shall immediately become null and void.

5.2    Additional Restrictions. If the Employee is, or becomes, a person subject to any policy of the Company providing for recoupment of performance based compensation in the event of a restatement of the Company’s financial results, then Employee agrees the Award (and any cash issued with respect thereto) will be subject to such recoupment policy.

6.    Additional Terms and Conditions of Award.

6.1    Withholding Taxes. The Company shall have the right to withhold from any cash payment under the Award and remit to the appropriate taxing authorities all taxes required to be withheld under applicable law, as determined by the Company in its sole and absolute discretion.

6.2    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Employee, or any provision of the Agreement or the Plan, give or be deemed to give the Employee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.3    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

6.4    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Employee and his or her heirs, executors, administrators, successors and assigns.

6.5    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to TRI Pointe Homes, Inc., Attn: Chief Financial Officer, 19540 Jamboree Road, Suite 300, Irvine, California 92612, and if to the Employee, to the last known mailing address of the Employee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.6    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.7    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including without limitation, Section 4.2 relating to terms of Performance Award and Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. To the extent of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Employee hereby acknowledges receipt of a copy of the Plan.

6.8    Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.

6.9    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.10    Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.11    Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.12    Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, the Employee agrees that the Employee (or the Employee’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Award (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify or otherwise hold the Employee (or the Employee’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest or penalties.

TRI POINTE HOMES, INC.

By:

Name:

Title:

Accepted this day of                                 , 20    :

Employee

Attachment A

DEFINITIONS

For purpose of this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EPS” means the fully diluted earnings per share of the Company, as reported in the Company’s consolidated financial statements for the relevant periods, after such adjustments thereto as the Committee deems appropriate in its sole discretion (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and changes in applicable accounting standards and (ii) to reflect such other factors as the Committee deems appropriate to fairly reflect earnings per share growth.

“Cash Target Amount” means the product of (i) one hundred ten percent (110%) multiplied by (ii) the Employee’s annualized base salary for the fiscal year of the Company during which the Grant Date falls.

“Change in Control Portion” means, in the event a Change in Control is consummated during the Performance Period but before the Vesting Date, Change in Control Portion means the Cash Target Amount, multiplied by the Percentage of Award That Vests (which may be 0%, if applicable) (as determined by the Cumulative EPS through the end of the Company’s last fiscal quarter ending before the date of the Change in Control as if the last day of such quarter were the last day of the Performance Period). The Cumulative EPS targets set forth on Attachment B shall be reduced proportionally to the number of quarters completed from the first day of the Performance Period through the end of the Company’s last fiscal quarter ending before the date of the Change in Control.

“Cumulative EPS” means the sum of the Adjusted EPS over the Performance Period for each period in which Adjusted EPS is measured pursuant to the above definition of Adjusted EPS.

“Disabled” means (a) “disabled,” disability” or any substantially similar term as defined in the Employee’s employment agreement, if applicable, or (b) if the Employee is not a party to an employment agreement or if his or her employment agreement does not have such a definition, the following: means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of one hundred eighty (180) days or more. Whether the Employee has become Disabled and the date on which the Employee became Disabled shall be determined by the Committee.

“Misconduct” means (a) “Cause” as defined in the Employee’s employment agreement, if applicable, or (b) if the Employee is not a party to an employment agreement or if his or her employment agreement does not have a definition of “cause”, the following: (i) the Employee’s breach of any agreement with the Company (or its successor-in-interest), (ii) the Employee’s failure or refusal to satisfactorily perform the duties reasonably required of him or her as an employee to the Company (or its successor-in-interest), (iii) the Employee’s commission of any act of fraud, embezzlement, dishonesty or insubordination, (iv) the Employee’s unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or its successor-in-interest), (v) the Employee’s breach of a policy of the Company (or its successor-in-interest) or the rules of any governmental or regulatory body applicable to the Company (or its successor-in-interest) or (vi) any other misconduct by such person which has, or could have, an adverse impact on the business, reputation or affairs of the Company (or its successor-in-interest).

“Pro-Rated Portion” means the amount of cash under the Award determined as of the date of (i) the Employee’s death before the last day of the Performance Period or (ii) the date on which the Employee became Disabled or Retires before the last day of the Performance Period, which amount shall be equal to one hundred percent (100%) of the Cash Target Amount granted pursuant to this Agreement, multiplied by a fraction, the numerator of which is the number of days from the Grant Date through and including the date of the Employee’s death, Disability or Retirement before the Vesting Date, whichever occurs first, and the denominator of which shall be the total number of days from the Grant Date to the Vesting Date.

“Percentage of the Award that Vests” means the percentage set forth on Attachment B to this Agreement in the column labeled “Percentage of the Award that Vests”, as determined based on the applicable Performance Level met for the Performance Period (as determined in accordance with Attachment B to this Agreement), or portion thereof, as applicable.

“Performance Measures” means the Performance Measures set forth on Attachment B to this Agreement.

“Qualifying Termination” means any termination of the service of the Employee that occurs within three (3) months prior to or within twenty-four (24) months following a Change in Control, by reason of the Employee’s dismissal or discharge by the Company (or its successor-in-interest) for reasons other than Misconduct.

“Retire” or “Retirement” means a voluntary termination of service of the Employee after attaining age sixty (60).

Attachment B

PERFORMANCE MEASURES

Performance Level	The Company’s Cumulative EPS	Percentage of Cash Target Amount That Vests
Maximum	$[ ]	200%
Target	$[ ]	100%
Above Threshold	$[ ]	75%
Threshold	$[ ]	50%
Below Threshold	Below $[ ]	0%

The percentage of the Award that vests if the Cumulative EPS for the Performance Period is between the “Threshold” and “Above Threshold”, “Above Threshold” and “Target” or “Target” and “Maximum” performance levels, as applicable, shall be determined by straight line interpolation. The Committee shall determine the portion of the Award that shall vest by multiplying the “Percentage of Award That Vests,” set forth above, by the Cash Target Amount.